GMAC Mortgage Corporation
8360 Old York Road
Elkins Park, PA  19027-1590



December 1, 1995



							   GMAC
							   MORTGAGE



As of and for the ten month period ended October 31, 1995, except as described below, GMAC Mortgage Corporation of PA has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation program for Mortgage Bankers. As of and for this same time, GMAC Mortgage Corporation of PA had in effect a fidelity bond and errors and omissions policy, which as of the date of this assertion was in the amount of $60,000,000.



Item I 1 of USAP requires that every custodial reconciliation be reviewed and approved every month by someone other than the person who prepared the reconciliation. Due to the large number of reconciliations prepared each month, GMACM has implemented a rotational plan for review and approval of custodial reconciliations by someone other than the person who prepared the reconciliation. The rotation and frequency of review is based upon the complexity, risk and size of each account.



/s/Edward D. Hughes                          /s/George M. Wessel
Edward D. Hughes                             George M. Wessel
Managing Director                            Managing Director
Investor Services Administration             Residential Servicing